Exhibit 10.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED OR SOLD UNLESS REGISTERED PURSUANT TO SUCH ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

SENIOR PROMISSORY NOTE

$1,000,000,000	New York, New York
R -	1

FOR VALUE RECEIVED, the undersigned, CONSTELLATION ENERGY GROUP, INC., a Maryland corporation (the “Company”), hereby unconditionally promises to pay to the order of                                         , a                                          corporation (the “Initial Holder”), or its assigns (any such assigns, together with the Initial Holder, the “Holder”), the principal sum of ONE BILLION DOLLARS ($1,000,000,000) on the date specified herein, with interest on the unpaid balance of such amount from the date hereof at the rate of interest specified herein.

1.	DEFINITIONS

Capitalized terms and other defined terms used in this Note shall (unless otherwise provided elsewhere in this Note) have the meanings given to them in Annex 1 hereto.

All references to Sections contained herein shall refer to Sections of this Note unless otherwise stated or the context otherwise requires.

Except as otherwise provided in this Note, all computations and determinations as to accounting or financial matters (including financial covenants) shall be made in accordance with GAAP consistently applied for all applicable periods, and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP. All financial statements to be delivered pursuant to this Note shall be prepared in accordance with GAAP.

All other undefined terms contained in this Note shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of New York to the extent the same are used or defined therein.

The words “include,” “includes,” “including” and “such as” shall be construed as if followed by the phrase “without limitation.”

1	Insert issue date

The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Note as a whole, as the same may from time to time be amended, modified or supplemented and not to any particular section, subsection or clause contained in this Note.

Unless the context otherwise requires, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

2.	TERMS OF PAYMENT

2.1. Principal. The Company shall pay the entire unpaid principal amount of this Note, together with accrued and unpaid interest thereon through the date of such payment, on the Maturity Date.

2.2. Optional Prepayment. The Company may, at any time, upon three days’ prior written notice, prepay the outstanding principal amount of this Note, without premium or penalty, in whole or ratably in part, together with accrued and unpaid interest thereon, through the date of such prepayment on the principal amount prepaid. Any such prepayment by the Company shall be applied in the following order: (i) then due and payable fees and expenses under the Note; (ii) then due and payable interest payments on the Note; and (iii) the principal of the Note.

2.3. Interest.

(a) The Company shall pay interest on the unpaid principal amount of this Note commencing on the date hereof until such principal amount shall be paid in full at the Applicable Rate. Interest shall be payable monthly in arrears on the last Business Day of each month and on the date of each payment or prepayment of the principal hereof. All payments of interest hereunder shall be computed on the basis of a 360-day year and the number of days elapsed (including the first day but excluding the last day).

(b) If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of interest thereon, shall be payable at the then Applicable Rate during such extension.

(c) Notwithstanding the foregoing, if any Event of Default shall have occurred and be continuing, the Company shall pay interest on (i) the unpaid principal amount hereof, payable on demand, at a rate per annum equal to the Applicable Rate plus 3.0% per annum and (ii) the amount of any cost, expense or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable on demand (and in any event in arrears on the date such amount shall be paid in full), at a rate per annum equal to the Applicable Rate plus 3.0% per annum.

(d) Notwithstanding anything to the contrary set forth in this Section 2.3, if at any time until the Maturity Date the Applicable Rate exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the “Maximum Lawful Rate”), then, in such event, and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that, to the extent permitted by applicable law, if at any time thereafter the Applicable Rate is less than the Maximum Lawful Rate, the Company shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Holder hereunder is equal to the total interest which Holder would have received had the Applicable Rate been (but for the operation of this paragraph) the interest rate payable since the date hereof. Thereafter, the interest rate payable hereunder shall be the Applicable Rate unless and until the Applicable Rate again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by Holder pursuant to the terms hereof exceed the amount which Holder could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If a court of competent jurisdiction, notwithstanding the provisions of this Section 2.4(d), shall make a final determination that Holder has received interest hereunder in excess of the Maximum Lawful Rate, Holder shall, to the extent permitted by applicable law, promptly apply such excess first to any interest due and not yet paid under its Note, then to the principal amount of its Note (without premium or penalty), then to other unpaid Obligations and thereafter shall refund any excess to the Company or as a court of competent jurisdiction may otherwise order.

2.4. Receipt of Payment. The Company shall make each payment under this Note not later than 12:00 noon (New York City time) on the Business Day when due, in lawful money of the United States of America, in immediately available funds to Holder’s depository bank as designated by Holder from time to time for deposit in Holder’s depositary account. For purposes only of computing interest hereunder, all payments shall be applied by Holder to the Note on the day payment has been received by Holder in immediately available funds as provided herein.

2.5. Taxes, Etc.

(a) Any and all payments by or on account of any obligation of the Company hereunder shall be made without setoff, counterclaim or other defense and free and clear of and without deduction or withholding for any and all Indemnified Taxes or Other Taxes; provided that if the Company shall be required by applicable Requirements of Law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions Holder receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Company shall make such deductions or withholdings and (iii) the Company shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) Status of Holders. The Initial Holder shall deliver a properly executed Form W-9 to the Company prior to the date of any payment of interest hereunder. Any Foreign Holder that is entitled to an exemption from or reduction of withholding tax under United States law (or any treaty to which the United States is a party) with respect to payments hereunder shall deliver to the Company, at the time or times prescribed by applicable law or reasonably requested by the Company, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding. In addition, any Holder, if requested by the Company, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company as will enable the Company to determine whether or not such Holder is subject to withholding, backup withholding, or information reporting requirements.

2.6. Setoff Right. In the event a court having valid jurisdiction over a claim or dispute arising under the Merger Agreement determines by a final nonappealable judgment that Parent or Merger Sub (as such terms are defined in the Merger Agreement) owes damages to the Company under the Merger Agreement (the amount of such damages, the “recoverable amount”), the Company shall have the right to setoff against Obligations then payable hereunder and (if no Obligations are then payable) principal of this Note an amount equal to or less than the recoverable amount. At the time of effecting any such setoff, the Company shall provide Holder notice describing in reasonable detail the Obligations being set-off.

3.	FINANCIAL STATEMENTS AND OTHER INFORMATION

3.1. Financial Statements. The Company covenants and agrees that, from and after the date hereof and until all the Obligations have been paid in full, it shall deliver to Holder:

(a) within 45 days after the end of the first three fiscal quarters of each Fiscal Year, (i) a copy of the unaudited balance sheets of the Company Parties as of the close of such quarter and related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such quarter, and (ii) a copy of the unaudited statements of income of the Company Parties for such quarter, all prepared in accordance with GAAP (subject to normal year end adjustments) and accompanied by the certification of the chief executive officer or chief financial officer of the Company that all such financial statements present fairly in accordance with GAAP (subject to normal year end adjustments) the financial position, the results of operations and the cash flows of the Company Parties as of the end of such quarter and for the portion of the fiscal year then ended; and

(b) within 90 days after the close of each Fiscal Year, a copy of the annual audited financial statements of the Company Parties, consisting of a balance sheet and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous fiscal year, which financial statements shall be prepared in accordance with GAAP, certified without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit by PriceWaterhouseCoopers LLP or other firm of independent certified public accountants of recognized national standing reasonably acceptable to the Holder;

all such financial statements to be complete and correct in all material respects.

3.2. Reports, and Other Information. The Company covenants and agrees that, from and after the date hereof and until all the Obligations have been paid in full, it shall deliver to Holder:

(a) concurrently with the delivery of the financial statements referred to in Sections 3.1(a) and 3.1(b), a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, the Company during such period has observed or performed all of its covenants and other agreements contained in this Note to be observed or performed by it, and that such Responsible Officer has obtained no knowledge of any Event of Default, except as specified in such certificate;

(b) not later than 30 days after the end of each fiscal year of the Company, a copy of the projections by the Company of the operating budget and cash flow budget of the Company and its subsidiaries for the current fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared on the basis of sound financial planning practice and that such responsible Officer has no reason to believe they are incorrect or misleading in any material respect

(c) at the same time the same are sent, copies of all financial statements and reports which the Company sends to its stockholders, and at the same time the same are filed, copies of all financial statements and reports which the Company may make to, or file with, the SEC unless such material is available electronically at www.sec.gov.; and

(d) promptly, such additional financial and other information as Holder from time to time may reasonably request.

4.	AFFIRMATIVE COVENANTS

The Company covenants and agrees that from and after the date hereof and until all the Obligations have been paid in full:

4.1. Payment of Obligations. The Company shall, and shall cause each of the other Company Parties to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect hereto have been provided on the books of the Company or the Company Parties, as the case may be.

4.2. Conduct of Business and Maintenance of Existence. The Company shall, and shall cause each of the other Company Parties to, continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and status (including, in the case of the Company, its good standing with the State Department of Assessments and Taxation of Maryland) and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of business except as otherwise permitted pursuant to Section 5.3; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, have a Material Adverse Effect.

4.3. Maintenance of Property; Insurance. The Company shall, and shall cause each of the other Company Parties to, keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or similar business; and furnish to Holder, upon request, full information as to the insurance carried.

4.4. Inspection of Property; Books and Records. The Company shall keep adequate records and books of account with respect to its business activities, in which proper entries, reflecting all of the financial transactions of the Company Parties, are made in accordance with GAAP and all requirements of law. The Company shall permit Holder, at Holder’s expense, to visit and inspect the Company Parties’ properties, to examine their books of account and records and to discuss their affairs, finances and accounts with their officers, all at such reasonable times as may be requested by Holder; provided, however, that the Company shall not be obligated pursuant to this Section 4.4 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information

4.5. Notices. The Company shall promptly give notice to Holder of

(a) the occurrence of any Default or Event of Default;

(b) any litigation or proceeding affecting the Company or any Company Party in which the amount involved is $20,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought; and

(c) the occurrence of any event having or that could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 4.5 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

5.	NEGATIVE COVENANTS

The Company covenants and agrees that from and after the date hereof and until all the Obligations have been paid in full:

5.1. Limitation on Indebtedness. The Company shall not, and shall not permit any other Company Party to, create, incur or suffer to exist any Indebtedness except:

(a) Indebtedness in respect of the Note and other obligations under this Note;

(b) the Company (but not any other Company Party) may incur Indebtedness that is pari passu or subordinated to the Obligations;

(c) Indebtedness existing on the Issue Date that was allowed to be outstanding under, or incurred in accordance with, the terms of the Preferred Stock;

(d) Qualified Refinancing Indebtedness; and

(e) BG&E and its Subsidiaries may incur and have outstanding Indebtedness consistent with past practice and required regulatory approvals.

5.2. Limitations on Liens. The Company shall not, and shall not permit any other Company Party to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure any Indebtedness or Contingent Obligation except for:

(a) (i) Liens securing Indebtedness of the Company Parties permitted under Section 5.1(c) if and to the extent such Indebtedness was secured on September 19, 2008 and (ii) Liens securing Qualified Refinancing Indebtedness in respect of Indebtedness referred to in Section 5.2(a)(i) but only if and to the extent the refinanced debt was secured;

(b) Liens on assets of BG&E and its Subsidiaries securing Indebtedness of BG&E and its Subsidiaries permitted under Section 5.1(e); and

(c) Permitted Liens.

5.3. Limitations on Fundamental Changes. The Company shall not, and shall not permit any Company Party to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, except:

(a) any Subsidiary of the Company may be merged or consolidated with or into the Company (provided that the Company shall be the continuing or surviving corporation) or with or into any one or more wholly owned Subsidiaries of the Company (provided that the Wholly-Owned Subsidiary or Subsidiaries shall be the continuing or surviving corporation) and after giving effect to any of such transactions, no Default or Event of Default shall exist; and

(b) any Wholly-Owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any other Wholly-Owned Subsidiary of the Company.

5.4. Limitations on Sale of Assets. The Company shall not, and shall not permit any other Company Party to, convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, except:

(a) obsolete or worn out property disposed of in the ordinary course of business;

(b) as permitted by Section 5.3(b) and

(c) Permitted Dispositions.

5.5. Limitations on Restricted Payments. The Company shall not, and shall not permit any other Company Party to, declare or pay any dividend (other than dividends payable solely in common stock of the Company) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Stock of the Company or any of its Subsidiaries or any warrants or options to purchase any such Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary (such declarations, payments, setting apart, purchases, redemptions and distributions being herein called “Restricted Payments”) except that (i) any Wholly-Owned Subsidiary may declare and pay dividends to the Company or, in the case of any Subsidiary that is wholly owned by any other Subsidiary, to such Subsidiary and (ii) (A) the Company shall be permitted to continue to pay regular cash dividends on its common stock at the rate per annum not to exceed the rate paid at the time of the issuance of this Note and (B) the Company Parties shall be permitted to make Permitted Payments, to the extent applicable.

5.6. Limitations on Investments, Loans and Advances. The Company shall not, and shall not permit any Company Party to, purchase, hold or acquire beneficially any stock, other securities or evidences of indebtedness of or make any loans or advances to, or make or permit to exist any investment or acquire any interest whatsoever in, any other Person, except:

(a) extensions of trade credit to customers in the ordinary course of business;

(b) Permitted Investments;

(c) loans and advances to officers and employees of the Company in the ordinary course of business and consistent with applicable Requirements of Law;

(d) Stock of any Subsidiary that is a Subsidiary of the Company on the Issue Date;

(e) securities acquired in the ordinary course of the business of the Company Parties, consistent with past practice; and

(f) investments made pursuant to binding commitments existing on the Issue date.

5.7. Acquisitions. The Company shall not, and shall not permit any other Company Party to, purchase or otherwise acquire any part of the property of any Person (or agree to do any of the foregoing at any time), except that the following shall be permitted:

(a) capital expenditures in the ordinary course of business consistent with past practice;

(b) purchases and other acquisitions of inventory, materials, equipment, intangible property and other operating assets in the ordinary course of business consistent with past practice; and

(c) leases, subleases or licenses of real or personal property in the ordinary course of business.

5.8. Limitation on Optional Payments and Modifications of Debt Instruments. The Company shall not, and shall not permit any other Company Party to, make any optional payment or prepayment on or redemption, defeasance or purchase of any Indebtedness (other than Indebtedness under this Note), or amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms relating to the payment or prepayment or principal of or interest on, any such Indebtedness, other than any amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon.

5.9. Transactions with Affiliates. The Company shall not, and shall not permit any other Company Party to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of the Company’s or such Subsidiary’s business, (c) upon fair and reasonable terms no less favorable to the Company or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, (d) the issuance of equity-based awards to officers, directors, employees and consultants of the Company Parties consistent with past practice, and (e) the entry into employment and compensation arrangements for officers, employee and directors in the ordinary course of business..

5.10. Fiscal Year. The Company shall not permit the fiscal year of the Company to end on a day other than December 31.

5.11. Limitation on Conduct of Business. The Company shall not, and shall not permit any other Company Party to, enter into any business either directly or through any Subsidiary except for businesses in which the Company Parties are engaged on the Issue Date and businesses directly related to such existing businesses.

5.12. Limitation on Issuance of Stock. The Company shall not permit any other Company Party to issue any Stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Stock, except (i) for stock splits, stock dividends and additional issuances of Stock which do not decrease the percentage ownership of the Company or any of its Subsidiaries in any class of the Stock of such Subsidiary, and (ii) Company Parties formed after the Issue Date may issue Stock to the Company or any Wholly-Owned Subsidiary of the Company that is to own such Stock.

6.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES

6.1. Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a) The Company shall fail to pay any principal of this Note when due in accordance with the terms hereof.

(b) The Company shall fail to pay any interest on this Note, or any other amount payable hereunder (other than amounts in respect of principal), within three days after such interest or other amount becomes due in accordance with the terms hereof.

(c) The Company shall fail to perform, keep or observe (or fail to cause any other Company Party to perform, keep or observe, as the case may be) any provision, covenant or agreement contained in Section 3, Section 4.6 or Section 5 of this Note.

(d) The Company shall fail to perform, keep or observe (or fail to cause any other Company Party to perform, keep or observe, as the case may be) any other provision, covenant or agreement of or contained in this Note (other than as provided in Sections 6.1 (a), (b) or (c) and the same shall remain unremedied for a period of 30 days).

(e) Any Company Party shall:

(i) default in the payment of principal of or interest of any Indebtedness (other than the Note) having an aggregate principal amount of $10,000,000 or more, or in the payment of any Contingent Obligation in an amount of $10,000,000 or more, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Contingent Obligation was created; or

(ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or any such Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Contingent Obligation to become payable.

(f) (i) Any Company Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Company Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Company Party any case, proceeding or other action of a nature referred to in clause (i) above which (A)results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed for a period of 60 days or (iii) there shall be commenced against any Company Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Company Party shall take any action in furtherance of, or acquiescence in, any of the acts set forth in clauses (i),(ii), (iii) or (iv) above; or (v) any Company Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

(g) Any representation or warranty made by any Company Party in the Stock Purchase Agreement or in any certificate, instrument or written statement contemplated by or made or delivered pursuant to or in connection with this Note or the Stock Purchase Agreement, shall prove to have been incorrect when made or deemed made in any material respect.

(h) A Change of Control shall have occurred.

(i) One or more judgments or decrees shall be entered against any Company Party involving in the aggregate a liability (not paid or fully covered by insurance in respect of which a solvent and unaffiliated insurance company has acknowledged coverage in writing) of $20,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof.

(j) This Note or any material provision hereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by or on behalf of any company Party or any Governmental Authority seeking to establish the invalidity or unenforceability hereof or thereof (exclusive of questions of interpretation of any provision hereof or thereof), or the Company (directly or indirectly) shall repudiate, revoke, terminate or rescind (or purport to do any of the foregoing) or deny any portion of its liability or obligation for the Obligations.

(k) One or more ERISA Events shall have occurred that, in the opinion of Holder, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect (and such ERISA Event shall remain unremedied for a period of 10 Business Days).

6.2. Remedies. If any Event of Default specified in Section 6.1 shall have occurred and be continuing, the Holder may, by notice to the Company, declare all Obligations to be forthwith due and payable, whereupon all such Obligations shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Company, anything contained in this Note to the contrary notwithstanding; provided, however, that upon the occurrence of an Event of Default specified in Section 6.1(f) hereof, all Obligations shall automatically become immediately due and payable without declaration, notice or demand, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Company, anything contained in this Note to the contrary notwithstanding. If a Change of Control has occurred and Holder has declared all Obligations to be due and payable, the Company shall make an additional payment in an amount equal to 1.0% of the outstanding principal balance of this Note at the time of such Change of Control which amount shall be payable on demand by Holder and shall be payable in addition to all other Obligations payable hereunder.

6.3. Waivers by the Company. Except as otherwise provided for in this Note, the Company waives presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate and notice of acceleration. The Company acknowledges that it has been advised by counsel of its choice with respect to this Note and the transactions evidenced by this Note.

7.	MISCELLANEOUS

7.1. Complete Agreement; Modification of Note. This Note, the Stock Purchase Agreement and the Merger Agreement constitute the complete agreement between the parties with respect to the subject matter hereof. No amendment or waiver of any provision of this Note, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by Holder, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

7.2. Assignment. (a) Holder may sell, assign, pledge, convey or transfer to any other Person all or any portion of its rights under this Note without the consent of the Company. The Company shall establish and maintain a register reflecting the name and address of Holder and each subsequent assignee (excluding any person holding a security interest herein).

(b) Under no circumstances shall the Company be permitted to assign any of its obligations under this Note and any attempt by the Company to assign such obligations shall be null and void except in connection with a merger permitted under Section 5.1 hereof.

(c) In the event that this Note is assigned in whole or in part, then the Company, at the request of any Holder, will at such time execute a new note or notes (all such notes, together with this Note, the “New Notes”) substantially equivalent to this Note, payable to each Holder, for a principal amount equal to the principal owing to each Holder (it being understood that the aggregate principal amount of all Notes shall not exceed the aggregate principal amount of this Note). Upon any such assignment, this “Note” shall be deemed to refer to all such New Notes, and “Holder” shall refer to each and every Holder of the New Notes.

(d) The Note may not be transferred or assigned by any Holder unless the transferee acknowledges in writing reasonably satisfactory to the Company that such transferee understands and agrees to Sections 2.6, 4.5 and 4.6 of the Stock Purchase Agreement. Any transfer absent such acknowledgment shall be void ab initio.

(e) At the time of each assignment to a Foreign Holder, such Foreign Holder shall provide to the Company such properly completed and executed documentation as described in Section 2.5(b).

7.3. Fees and Expenses. The Company agrees:

(a) to pay or reimburse Holder for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, and execution of, and any amendment, supplement or modification to, this Note and any other documents prepared in connection herewith and therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the fees and disbursements of counsel for Holder;

(b) to pay or reimburse Holder for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Note and any such other documents, including, without limitation, fees and disbursements of counsel for Holder;

(c) to pay, indemnify and hold Holder harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of this Note and any such other documents (“Other Taxes”); and

(d) to pay, indemnify and hold Holder harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions (whether in contract, in tort or on any other ground), judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of, or in any other way arising out of or relating to, the Note, or any other documents contemplated by or referred to herein or therein or any action taken by Holder with respect to any of the foregoing (all of the foregoing, collectively, the “indemnified liabilities”); provided, that the Company shall have no obligation hereunder to Holder with respect to indemnified liabilities arising solely from the gross negligence or willful misconduct of Holder, as determined by a court of competent jurisdiction in a final nonappealable judgment.

7.4. No Waiver by Holder. Holder’s failure, at any time or times, to require strict performance by the Company of any provision of this Note shall not waive, affect or diminish any right of Holder thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Holder of an Event of Default shall not suspend, waive or affect any other Event of Default under this Note whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of the Company contained in this Note and no Event of Default by the Company under this Note shall be deemed to have been suspended or waived by Holder, unless such suspension or waiver is by an instrument in writing signed by Holder (as such term is defined in the applicable provision hereof) and directed to the Company specifying such suspension or waiver. The provisions of the Note may be amended, modified or waived with the written consent of Holder.

7.5. Remedies. Holder’s rights and remedies under this Note shall be cumulative and non-exclusive of any other rights and remedies which Holder may have under any other agreement, by operation of law or otherwise.

7.6. WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS NOTE AND ANY COUNTERCLAIM RELATED THERETO.

7.7. Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

7.8. Parties. This Note shall be binding upon, and inure to the benefit of, the successors of the Company and Holder and, the assigns of Holder.

7.9. Authorized Signature. Until Holder shall be notified by the Company to the contrary, the signature upon any document or instrument delivered pursuant hereto of any duly elected officer of the Company shall bind the Company and be deemed to be the act of the Company.

7.10. Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS NOTE AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. Holder and the Company agree to submit to personal jurisdiction and to waive any objection as to venue in the federal and state courts of the County of New York, State of New York. Service of process on the Company or Holder in any action arising out of or relating to any of the Notes shall be effective if mailed to such party in accordance with Section 7.11 hereof. Nothing herein shall preclude Holder or the Company from bringing suit or taking other legal action in any other jurisdiction.

7.11. Notices. All notices, requests, demands, approvals, consents, waivers and other communications required or permitted to be given under this Note (each, a “Notice”) shall be in writing and shall be (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by facsimile transmission, provided that the original copy thereof also is sent by pre-paid, first class certified or registered mail or by next-day or overnight mail or personal delivery:

(i)	if to the Company, to

Constellation Energy Group, Inc.

750 E. Pratt Street

Baltimore, Maryland 21202

Attention: Charles Berardesco

Fax: (410) 470-5741

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, New York 10022-4611

Attention:   George Stamas

Mark Director

Fax: (202) 879-5200

(ii)	if to Holder, to

[                                         ]

[                                         ]

Attention: [    ]

Fax: [    ]

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Peter Hanlon

Fax: (212) 728-8111

or, in each case at such other address as may be specified in a Notice to the Company or Holder, as the case may be. Any Notice shall be deemed effective and given upon receipt (or intentional refusal of receipt by the addressee of such Notice).

7.12. Titles. The Section and paragraph titles contained in this Note are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

7.13. Exhibits, etc. All exhibits, schedules and annexes to this Note constitute part of this Note and are hereby incorporated by this reference in this Note.

IN WITNESS WHEREOF, this Note has been duly executed in New York, New York as of the date first written above.

CONSTELLATION ENERGY GROUP, INC.

By:
Name:
Title:

Acknowledged and Agreed:

By:
Name:
Title:

Annex 1

Certain Definitions and Rules of Interpretation

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person; provided, that the Company shall not be deemed to be an Affiliate of any Wholly-Owned Subsidiary of the Company and no Wholly-Owned Subsidiary of the Company shall be deemed to be an Affiliate of any other Wholly-Owned Subsidiary. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Applicable Rate” shall mean 14.0% per annum.

“BG&E” shall mean Baltimore Gas and Electric Company, a Maryland corporation and a Wholly-Owned Subsidiary of the Company.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Capital Lease Obligation” shall mean, with respect to any Person, as of the date of determination, the obligations of such Person to pay rent and other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.

“Change of Control” shall mean, at any time, the occurrence of any of the following: (i) the Company at any time ceases to own directly or indirectly 100% of the Stock of each of BG&E, Constellation Nuclear Group and Constellation Energy Commodities Group or ceases to have the power to vote or direct the voting of such Stock, (ii) any “person” or “group”(as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock of the Company representing more than 35% of the aggregate voting power and aggregate economic interests represented by the total issued and outstanding Voting Stock beneficially owned by such person or group which are represented by options, warrants or other convertibles securities); or (iii) during any period of 12 consecutive months, a majority of the members of the Board of Directors of the Company cease to be composed of individuals (A) who were members of that Board of Directors at the commencement of such period, (B) whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clause (A) constituting at the time of such election or nomination at least a majority of that Board of directors or (C) whose election or nomination to that Board of Directors was approved by individuals referred to in preceding clauses (A) and (B) constituting at the time of such election or nomination at least a majority of that Board of Directors (excluding, in the case of both preceding clauses (A) and (B), any individual whose initial nomination for, or assumption of office as, a member of that Board of Directors occurs as a result of an actual (or threatened) solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors.

“Code” shall mean the Uniform Commercial Code of the jurisdiction with respect to which such term is used, as in effect from time to time.

“Company” shall have the meaning ascribed thereto in the first paragraph of this Note, together with its successors and assigns, including in connection with any permitted merger or consolidation.

“Company Party” shall mean the Company and its Subsidiaries, individually and, in the plural usage, collectively.

“Contingent Obligation” shall mean as to any Person any guarantee of payment or performance by such Person of any Indebtedness or other obligation of any other Person, or any agreement to provide financial assurance with respect to the financial condition, or the payment of the obligations of, such other Person (including, without limitation, purchase or repurchase agreements, reimbursement agreements with respect to letters of credit or acceptances, indemnity arrangements, grants of security interests to support the obligations of another Person, keepwell agreements and take-or-pay or through-put arrangements) which has the effect of assuring or holding harmless any third person against loss with respect to one or more obligations of such third Person; provided, however, that the term Contingent Obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation of any Person shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (ii) the maximum amount for which such contingently liable Person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such contingently liable Person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such contingently liable Person’s maximum reasonably anticipated liability in respect thereof as reasonably determined by the Company in good faith.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Default” shall mean any event or condition that constitutes an Event of Default or that would become, with notice or lapse of time or both, an Event of Default.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Tax Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Tax Code, is treated as a single employer under Section 414 of the Tax Code.

“ERISA Event” shall mean (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan; (ii) the failure to meet the minimum funding standard of Section 412 of the Tax Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Tax Code) or the failure to make by its due date a required installment under Section 412(m) of the Tax Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any Company Party or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on any Company Party or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of any Company Party or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Company Party or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan, or the assets thereof, or against any Company Party or any of its ERISA Affiliates in connection with any Employee Benefit Plan that could reasonably be expected in any case to result in material liability to any Company Party or to any of its ERISA Affiliates; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Tax Code) to qualify under Section 401(a) of the Tax Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Tax Code; (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Tax Code or pursuant to ERISA with respect to any Pension Plan; or (xi) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Tax Code or Section 406 of ERISA) which could reasonably be expected to result in material liability to any Company Party or any of its ERISA Affiliates.

“Event of Default” shall have the meaning assigned to it in Section 6.1 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Taxes” shall mean, with respect to any Holder, (a) taxes imposed on or measured by its overall net income or net profit (however denominated), and franchise taxes imposed on it (in lieu of net income taxes or net profit), by the jurisdiction (or any political subdivision thereof) under the laws of which such Holder is organized or in which its principal office is located or, in the case of any Holder, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Company is located and (c) in the case of a Foreign

Holder, any withholding tax that is imposed on amounts payable to such Foreign Holder at the time such Foreign Holder becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Holder’s failure or inability (other than as a result of a change in law) to comply with Section 2.5(b).

“Fiscal Year” shall mean the fiscal year of the Company.

“Foreign Holder” shall mean any Holder that is not a “United States person” within the meaning of Section 7701(a)(30) of the Tax Code.

“GAAP” shall mean generally accepted accounting principles in effect in the United States from time to time.

“Governmental Authority” shall mean any government or political subdivision of the United States or any other country or any agency, authority, board, bureau, central bank, commission, department or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision.

“Holder” shall, unless the context otherwise requires, mean, at any time, any holder of all or any portion of the Note at such time.

“Indebtedness” shall mean, with respect to any Person, at any date:

(i) all indebtedness of such person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practice);

(ii) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument;

(iii) all Capital Lease Obligations of such person;

(iv) all obligations of such person in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person; all liabilities secured by a Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payments thereto;

(v) net liabilities of such Person under interest rate cap agreements, interest rate swap agreements commodities hedging and other hedging agreements or arrangements (calculated on a basis satisfactory to Holder and in accordance with accepted practice); and

(vi) all Contingent Obligations of such Person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above.

The Indebtedness of any Person shall include any Indebtedness of any partnership in which such Person is the general partner.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Initial Holder” shall have the meaning assigned to such term in paragraph 1 hereof.

“Interest Payment Date” shall have the meaning assigned to such term in Section 2.3(a) hereof.

“Issue Date” shall mean [                    ].1

“Laws” shall mean, collectively, all common law and all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, Tax Codes and administrative or judicial precedents, including without limitation the interpretation thereof by any Governmental Authority charged with the enforcement thereof.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest; or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Capital Lease Obligations having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” shall mean (i) a material adverse effect on, or material adverse change in, the business, assets, liabilities, operations, results of operations or financial or other condition of the Company Parties, taken as a whole, (ii) a material impairment of the ability of the Company to fully and timely perform any of its material obligations under the Note or (iii) a material impairment of the rights or benefits or remedies available to Holder under the Note.

“Maturity Date” shall mean December 31, 2009.

“Maximum Lawful Rate” shall have the meaning assigned to it in Section 2.3(d) hereof.

“Merger Agreement” shall mean the Agreement and Plan of Merger dated as of September 19, 2008, by and among Constellation Energy Group, Inc., MidAmerican Energy Holdings Company and MEHC Merger Sub Inc. as amended, supplemented or otherwise modified from time to time hereafter.

[1]	Insert issue date of Note.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA, (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions, (b) to which any Company or any ERISA Affiliate has within the preceding six plan years made or been obligated to make contributions, or (c) which could reasonably be expected to result in liability of any Company.

“New Notes” shall have the meaning assigned to such term in Section 8.2(c) hereof.

“Note” shall have the meaning assigned to such term in the second paragraph hereof.

“Notice” shall have the meaning assigned to such term in Section 7.12 hereof.

“Obligations” shall mean all debts, liabilities, and obligations for monetary amounts (whether or not such amounts are liquidated or determinable) owing by the Company to Holder and arising under this Note, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under this Note. This term includes, without limitation, principal, all interest, charges, expenses, attorneys’ fees and any other sum chargeable to the Company under this Note (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Tax Code or Section 302 of ERISA which is maintained or contributed to by any Company Party or any of its ERISA Affiliates or which could reasonably be expected to result in liability (including under Section 4069 of ERISA) of any Company Party if terminated.

“Permitted Dispositions” shall mean:

(i) any single transaction or series of related transactions that involves assets having a fair market value of less than $10,000,000;;

(ii) a transfer of assets between or among the Company and the other Company Parties;

(iii) an issuance of Stock by a Subsidiary to the Company or to another Subsidiary;

(iv) the sale or lease of inventory or other assets or licensing of intellectual property in the ordinary course of business;

(v) the sale or other disposition of cash or Permitted Investments;

(vi) any Restricted Payment permitted under Section 5.5; and

(vii) any foreclosure upon any assets of any Company Party.

“Permitted Investments” shall mean (i) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities, (iv) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person, and (v) investments in money market funds at least 95% of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

“Permitted Liens” shall mean:

(i) Liens in favor of the Company;

(ii) Liens on the property or assets of any entity which becomes a Subsidiary after the Issue Date securing Indebtedness permitted under Section 5.1 of the Note; provided, that (A) such liens existed at the time such entity became a Subsidiary of the Company and were not created in anticipation of the acquisition; (B) any such Lien does not by its terms cover any property or assets after the time such entity becomes a Subsidiary of the Company which were not covered immediately prior thereto and (C) such Lien does not by its terms secure any Indebtedness other than the Indebtedness existing immediately prior to the time such entity becomes a Subsidiary of the Company;

(iii) Liens existing on September 19, 2008 and any replacement Liens;

(iv) Liens upon specific items of inventory or other goods and proceeds of any entity securing such entity’s obligation in respect of bankers’ acceptances issued or created in the ordinary course for the account of such entity to facilitate the purchase, shipment, or storage of such inventory or other goods;;

(v) Liens securing hedging obligations incurred in the ordinary course of business;

(vi) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(vii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course or business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(viii) Liens to secure obligations with respect to contracts for commercial and trading activities for the purchase, transmission, distribution, sale, lease or hedge of any energy related commodity or service in the ordinary course of business;

(ix) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines, oil, gas and other mineral interests and leases, and other similar purposes, or zoning or other restrictions as to the use of real property that are incurred in accordance with past practices; and

(x) Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

“Permitted Payments” shall mean:

(i) the payment of any dividend or distribution by a Subsidiary to the holders of any class of its equity interests on a pro rata basis;

(ii) the repurchase, redemption or other acquisition or retirement for value pursuant to any management equity, subscription agreement, stock option agreement, shareholders agreement or similar agreement entered into in the ordinary course of business;

(iii) repurchases of equity interests deemed to occur upon exercise of stock options, warrants or vesting of restricted stock; and

(iv) any other Restricted Payments not to exceed $5.0 million in the aggregate.

“person” or “Person” shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, other entity, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

“Preferred Stock” shall mean the Series A Convertible Preferred Stock, par value $.01 per share, of the Company.

“Qualified Refinancing Indebtedness” shall mean Indebtedness which represents a refinancing of existing Indebtedness of the Company Parties; provided that: (i) any such refinancing Indebtedness is in an aggregate principal amount not greater than the then aggregate principal amount of the Indebtedness being refinanced, (ii) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life to maturity than the Indebtedness being renewed or refinanced, (iii) the covenants, events of default, subordination and other terms, conditions and provisions thereof (including any guarantees thereof or security documents in respect thereof) shall be, in the aggregate, no less favorable to Holder than those contained in the Indebtedness being refinanced, and (iv) in the case of the refinancing of Indebtedness of the Company, the scheduled final maturity date of the Indebtedness being refinanced is not more than six months after the date such refinancing Indebtedness is incurred.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean the chief executive officer of the Company and the president of the Company (if not the chief executive officer) and, with respect to financial matters, the chief financial officer of the Company

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations of the SEC promulgated thereunder.

“Stock Purchase Agreement” shall mean the Stock Purchase Agreement, dated as of September 19, 2008, between the Company and the Initial Holder, as amended, supplemented or otherwise modified from time to time hereafter.

“Stock” shall mean all shares, options, warrants, general or limited partnership interests, limited liability company interests, participations or other equity securities or interests or equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or other entity, whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 311-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” shall mean, with respect to any person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such person and/or one or more Subsidiaries of such person.

“Tax Code” shall mean the Internal Revenue Tax Code of 1986, as amended.

“Taxes” shall mean (i) any and all present or future taxes, duties, levies, imposts, assessments, fees, deductions, withholdings or other similar charges, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing, and (ii) any transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law)) in respect of any item described in clause (i).

“Voting Stock” shall mean, with respect to any Person, the Stock of such Person that ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only as long as no senior class of Stock has such voting power by reason of any contingency.

“Wholly-Owned Subsidiary” shall mean, (i) with respect to any person, any corporation, partnership or other entity of which all of the Voting Stock (other than, in the case of a corporation, directors’ qualifying shares or nominee shares required under applicable law) is directly or indirectly owned or controlled by such person and/or one or more Wholly-Owned Subsidiaries of such person and (ii) BG&E and its Wholly-Owned Subsidiaries.